Exhibit 5

MORSE, ZELNICK, ROSE & LANDER, LLP
405 PARK AVENUE
NEW YORK, NEW YORK 10022

(212) 838-1177

November 14, 2011

Rodman & Renshaw Capital Group, Inc.
1251 Avenue of the Americas
New York, New York 10020

Dear Sirs:

We have acted as counsel to Rodman & Renshaw Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) on the date hereof and all amendments thereto (the “Registration Statement”). The Registration Statement covers the resale by the stockholders named therein of up to 6,650,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), which are issuable upon conversion of 10% Senior Secured Convertible Debentures of the Company (the “Debentures”) and exercise of warrants (the “Warrants”) held by certain of the selling stockholders; and any additional shares of Common Stock that may be issued as a result of the anti-dilution provisions of the Warrants. The registered securities described above are hereinafter referred to as the “Shares.”

In this regard, we have reviewed the Company’s Certificate of Incorporation, as amended, resolutions adopted by the Company’s Board of Directors, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions, as we have deemed relevant in rendering this opinion. Based upon the foregoing, we are of the opinion that: (i) the Shares have been duly and validly authorized for issuance; and (ii) the Shares, when issued in accordance with the terms of the Debentures and Warrants, as applicable, will be legally issued, fully paid and non-assessable.

This opinion is limited to: (i) the federal laws of the Untied States of America, including statutory provisions and reported judicial decisions interpreting those laws; and (ii) the laws of the State of Delaware, including statutory provisions, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the related prospectus under the heading “Legal Matters.” In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder. We also note that a member of the firm owns 14,922 shares of the Company’s Common Stock.

Very truly yours,

/s/ Morse, Zelnick, Rose & Lander, LLP

Morse, Zelnick, Rose & Lander LLP